UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Karuna Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 27, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Karuna Therapeutics, Inc. (the “Company” or “Karuna”). The meeting will be held online on June 16, 2021 at 2:00 p.m., Eastern Time. You may attend the meeting virtually via the internet at www.virtualshareholdermeeting.com/KRTX2021, where you will be able to vote electronically and submit questions. You will need the 16-digit control number, which is located on the Notice of Internet Availability that you received in the mail, on your proxy card or in the instructions accompanying your proxy materials, to attend the annual meeting.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class II directors, each to serve for a three-year term expiring at the 2024 annual meeting of stockholders or until his successor has been duly elected and qualified;

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to shareholders via the internet. Accordingly, you can access the proxy materials and vote at www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail. Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote online during the virtual meeting if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on June 16, 2021. Your investment and continuing interest in the Company are very much appreciated.

Sincerely,
/s/ Steven Paul, M.D.
Steven Paul, M.D.
Chief Executive Officer, President and Chairman

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Time	2:00 p.m., Eastern Time

Date	Wednesday, June 16, 2021

Place	Online at www.virtualshareholdermeeting.com/KRTX2021

Purpose

To elect Christopher Coughlin, James Healy, M.D., Ph.D. and Jeffrey Jonas, M.D. as Class II members of the board of directors, each to serve until the Company’s 2024 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal 1);

To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2); and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The board of directors has fixed the close of business on April 19, 2021 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. In order to be able to attend the meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

Voting by Proxy	If you are a stockholder of record, please vote via the internet or, for shares held in street name, please vote in accordance with the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the meeting. You may submit your voting instruction form by mail. If you are a stockholder of record, you may also vote by telephone or by submitting a proxy card by mail. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,
/s/ Troy Ignelzi
Troy Ignelzi Secretary

Boston, Massachusetts

April 27, 2021

Important Notice Regarding the Internet Availability of Proxy Materials for the Company’s 2021 Annual Meeting of Stockholders to Be Held on June 16, 2021: The Notice of 2021 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available at www.karunatx.com by following the link for “Investors & Media.”

KARUNA THERAPEUTICS, INC.

99 HIGH STREET, 26TH FLOOR

BOSTON, MASSACHUSETTS 02110

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2021

AT 2:00 PM EDT

GENERAL INFORMATION

When is this proxy statement and the accompanying material scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the internet. Accordingly, on or about April 27, 2021 we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2020 Annual Report. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. For shares held in street name (held for your account by a broker or other nominee), you will receive a voting instruction form from your broker or nominee. The Annual Report on Form 10-K for the year ended December 31, 2020 is available on our website at www.karunatx.com by following the link for “Investors & Media.”

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials, will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common stock starting on or around April 27, 2021. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card, and Annual Report on Form 10-K, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to stockholders by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail, or electronically by e-mail, on an ongoing basis for future stockholder meetings. Please note that while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

Who is soliciting my vote?

The board of directors of Karuna Therapeutics, Inc. is soliciting your vote for the 2021 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The board of directors has fixed the record date for the Annual Meeting as of the close of business on April 19, 2021.

How many votes can be cast by all stockholders?

A total of 29,457,896 shares of common stock of the Company were outstanding on April 19, 2021 and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. Access the website of the Company’s tabulator, Broadridge, at: www.proxyvote.com, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. If you vote on the internet, you may also request electronic delivery of future proxy materials.

•

By Telephone. Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to Broadridge. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the director nominees named herein to the Company’s board of directors and FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof. If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by telephone or by internet, you do not have to return your proxy card or voting instruction form.

•	By Internet at the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/KRTX2021.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

How do I attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KRTX2021. The webcast will start at 2:00 p.m. Eastern Time on June 16, 2021. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice of Internet Availability, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

What are the Board of Director’s recommendations on how to vote my shares?

The board of directors recommends a vote:

Proposal 1: FOR election of the three Class II director nominees (page 6)

Proposal 2: FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm (page 44)

Who pays the cost for soliciting proxies?

The Company will pay the cost for the solicitation of proxies by the board of directors. The solicitation of proxies will be made primarily by mail and through internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of the Company without any remuneration to such individuals other than their regular compensation. The Company will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning your proxy or by ballot at the Annual Meeting. If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely return your proxy. Banks, brokers and other nominees can vote customers’ unvoted shares on routine matters, but cannot vote such shares on non-routine matters. If you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. Your bank, broker or other nominee cannot vote your shares on any non-routine matter. The election of directors (Proposal 1) is a non-routine matter. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility. You may also attend the virtual meeting and vote during the meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, by virtual attendance or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting virtually will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or online at the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes FOR and AGAINST, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•	Proposal 1 - Election of three Class II director nominees

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1.

You may:

•	vote FOR all nominees;

•	vote FOR one or more nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

•	Proposal 2 - Ratification of selection of KPMG LLP as our independent registered public accounting firm

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. For the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2021 fiscal year, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 2. Proposal 2 is a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 2.

If there are insufficient votes to approve Proposals 1 or 2, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 1:45 p.m. Eastern Time on June 16, 2021 and will remain available until the Annual Meeting has ended.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Troy Ignelzi, Chief Financial Officer and Secretary of the Company, at (857) 449-2244. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Christopher Coughlin, James Healy, M.D., Ph.D., Jeffrey Jonas, M.D. and Robert Nelsen are the directors whose terms expire at this Annual Meeting and each of Mr. Coughlin, Dr. Healy and Dr. Jonas has been nominated for and has agreed to stand for re-election to the board of directors to serve as a Class II director of the Company until the 2024 Annual Meeting and until his successor is duly elected and qualified. Mr. Nelsen notified the Company that he will not stand for reelection to the Board when his term expires at this Annual Meeting.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the board of directors will be voted for the election of the director nominees listed below. We have no reason to believe that the director nominees will be unavailable for election at the Annual Meeting. In the event that any of the director nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors to be elected at the Annual Meeting. Pursuant to the By-laws, the board of directors has fixed the number of directors at ten, but effective immediately following this year’s Annual Meeting of Stockholders the number of directors shall be reduced to nine. Vacancies on the board of directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by the stockholders. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Information relating to the director nominees and each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material is shown below.

Voting Requirement to Approve Proposal

For Proposal 1, the three nominees receiving the plurality of votes properly cast will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THESE DIRECTOR NOMINEES FOR CLASS II DIRECTORS:

CHRISTOPHER COUGHLIN

JAMES HEALY, M.D., PH.D.

JEFFREY JONAS, M.D.

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 19, 2021. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS II DIRECTOR NOMINEES – TERM EXPIRING AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Christopher J. Coughlin has served as a member of our board of directors since April 2020. Mr. Coughlin served as Senior Advisor to the CEO and Board of Directors of Tyco until September 2012. Prior to that, he was Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010. During his tenure, he played a central role in the separation of Tyco into five independent, public companies. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004 and as Chief Financial Officer from August 2003 to June 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer, at Sterling Winthrop. Mr. Coughlin currently serves on the board of directors of Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) and Prestige Consumer Healthcare Inc. Mr. Coughlin also previously served on the board of directors of Allergan plc, Dun & Bradstreet Corp., Hologic Inc., Covidien PLC, Forest Labs, Perrigo Company, Monsanto Company and Dipexium. Mr. Coughlin received a B.S. in accounting from Boston College. Our board of directors believes that Mr. Coughlin is qualified to serve on our board of directors due to his extensive experience in complex financial and accounting matters, including public accounting and reporting, and his broad experience as a public company director.	68	April 2020

James Healy, M.D., Ph.D. has served on our board of directors since June 2019. Dr. Healy has been a General Partner of Sofinnova Investments (formerly Sofinnova Ventures), a biotech investment firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S (NASDAQ: ASND), Coherus BioSciences, Inc. (NASDAQ: CHRS), Natera, Inc. (NASDAQ: NTRA), NuCana PLC (NASDAQ: NCNA), ObsEva SA (NASDAQ: OBSV) and Y-mAbs Therapeutics, Inc. (NASDAQ: YMAB) and several private companies. Previously, he served as a board member of Amarin Corporation, Auris Medical Holding AG, Edge Therapeutics, Inc., Hyperion Therapeutics, Inc., InterMune, Inc., Iterum Therapeutics, PLC, Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV and several private companies. In 2011, Dr. Healy won the IBF Risk Innovator Award and was named as one of the industry’s top leading Life Science investors in 2013 by Forbes Magazine. Dr. Healy received an M.D. and a Ph.D. in Immunology from Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. Our board of directors believes that Dr. Healy is qualified to serve on our board of directors due to his experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry.	56	June 2019

CLASS II DIRECTOR NOMINEES – TERM EXPIRING AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Jeffrey Jonas, M.D. has served as a member of our board of directors since October 2018. Dr. Jonas has been the Chief Innovation Officer of Sage Therapeutics, Inc. (NASDAQ:SAGE) since December 2020 and serves as a member of its board of directors. From August 2013 to December 2020, Dr. Jonas was the Chief Executive Officer and President of Sage Therapeutics, Inc. From November 2012 to August 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire plc, or Shire, and from July 2008 to November 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. From February 2007 to July 2008, Dr. Jonas served as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc., from January 2002 to January 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc. and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas is currently on the board of directors of Angiocrine Bioscience, Inc., Sage Therapeutics, Inc. and Generation Bio Co. (NASDAQ: GBIO). Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. Our board of directors believes that Dr. Jonas is qualified to serve on our board of directors due to his more than 20 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the Central Nervous System field.	68	October 2018

CLASS III DIRECTORS – TERM EXPIRING AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Atul Pande, M.D. has served on our board of directors since June 2019. Dr. Pande has served as Chief Medical Advisor of PureTech Health plc since February 2018, and previously served as its Chief Medical Officer since February 2017 and a Senior Advisor from July 2016 through February 2017. Dr. Pande has also served as President and Chief Executive Officer of Verity BioConsulting LLC, a drug development consulting firm, since 2014. He previously served as Chief Medical Officer of Tal Medical, Inc., a clinical-stage medical device company, from December 2014 to December 2017. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline plc, a pharmaceutical company. He has also held senior roles at Pfizer Inc., Parke-Davis/Warner-Lambert, a subsidiary of Pfizer Inc., and Lilly Research Laboratories, a division of Eli Lilly & Co., all of which are pharmaceutical companies. Dr. Pande is also a non-executive board member of Autifony Therapeutics Limited, a biotechnology company, Immunovant Sciences Ltd. (NASDAQ: IMVT), Sio Gene Therapies (NASDAQ: SIOX) (formerly Axovant Sciences Ltd.) and Perception Neurosciences and serves on the Scientific Advisory Board of Centrexion Corporation. Dr. Pande received his MBBS (Bachelor of Medicine, Bachelor of Surgery) and his M.D. from the University of Lucknow, India and completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at Western University. Our board of directors believes that Dr. Pande is qualified to serve on our board of directors due to his significant medical background and extensive experience in the life science industry.	66	June 2019

CLASS III DIRECTORS – TERM EXPIRING AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Steven Paul, M.D. has served as our Chairman and Chief Executive Officer since August 2018 and as a member of our board of directors since March 2018. Previously, Dr. Paul was the President and Chief Executive Officer of Voyager Therapeutics, Inc. from September 2014 to August 2018. Dr. Paul also serves as a venture partner at Third Rock Ventures, LLC, a life sciences venture capital firm. Together with Third Rock, Dr. Paul co-founded Sage Therapeutics, Inc. and Voyager Therapeutics, Inc. From August 2010 to September 2014, Dr. Paul was a professor of neuroscience, psychiatry and pharmacology at Weill Cornell Medical College. Prior to that, from 1993 to 2010, Dr. Paul held several key positions at Eli Lilly and Company, or Eli Lilly, including Executive Vice President for Science and Technology, President of the Lilly Research Laboratories, Vice President of Neuroscience (CNS) Research and Group Vice President of Discovery Research. Prior to Eli Lilly, from 1988 to 1993, Dr. Paul served as the Scientific Director of the National Institute of Mental Health, or NIMH. From 1982 to 1988 Dr. Paul served as a laboratory branch chief and tenured investigator at NIMH. Dr. Paul also served as Medical Director in the Commissioned Corps of the United States Public Health Service. Dr. Paul is an elected fellow of the American Association for the Advancement of Science and a member of the National Academy of Medicine. Dr. Paul is currently on the board of directors or is a trustee of several organizations, including Sage Therapeutics, Inc. (NASDAQ: SAGE), Voyager Therapeutics, Inc. (NASDAQ: VYGR), Alnylam Pharmaceuticals, Inc. (NASDAQ: ALNY) and the Foundation for the National Institutes of Health, or FNIH. In the past five years, Dr. Paul also served on the board of Sigma Aldrich Corporation. Dr. Paul was appointed by the Secretary of the Department of Health and Human Services as a member of the advisory committee to the Director of the NIH from 2001 to 2006. Dr. Paul was also a member of the National Advisory Mental Health Council (2008-2012) and is board certified by the American Board of Psychiatry and Neurology. Dr. Paul received his B.A. in Biology and Psychology from Tulane University, and his M.S. and M.D. degrees from the Tulane University School of Medicine. Our board of directors believes that Dr. Paul is qualified to serve on our board of directors due to his extensive career in neuroscience and his leadership and managerial experiences at various pharmaceutical and biotechnology companies and healthcare organizations.	70	August 2018

Denice Torres has served on our board of directors since December 2020. Ms. Torres is the founder and chief executive officer of The Ignited Company, which she founded in November 2017. Ms. Torres is also the founder of The Mentoring Place, which she founded in 2017. From December 2004 to December 2017, Ms. Torres served in roles of increasing authority at Johnson & Johnson, ultimately serving as chief strategy and business transactions officer, medical device. Prior to that, from 1990 to 2004, Ms. Torres held various senior commercial leadership roles at Eli Lilly and Company, including executive director of global neuroscience and director of U.S. women’s health. Ms. Torres also serves on the board of directors of bluebird bio, Inc. (NASDAQ: BLUE) and Glaukos Corp. (NASDAQ: GKOS). Ms. Torres holds an M.B.A. from the University of Michigan, a J.D. from Indiana University School of Law, and a B.S. in Psychology from Ball State. Our board of directors believes Ms. Torres is qualified to serve on our board of directors due to her extensive experience as an executive in the pharmaceutical industry.	61	December 2020

CLASS I DIRECTORS - FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Laurie Olson has served as a member of our board of directors since August 2020. Ms. Olson worked at Pfizer Inc. from 1987 until 2018, serving in various roles of increasing authority during her tenure there, including Executive Vice President–Strategy and Commercial Operations from 2012 to 2018, Senior Vice President–Portfolio Management and Analysis from 2008 to 2012, Vice President–Commercial Development from 2006 to 2008 and Vice President–Worldwide Marketing from 2002 to 2006. Ms. Olson currently serves as a member of the Board of Trustees of the Mystic Seaport Museum in Mystic, Connecticut. Ms. Olson received a B.A. in Economics from State University of New York at Stony Brook and a Master of Business Administration in Marketing from Hofstra University. Our board of directors believes that Ms. Olson is qualified to serve on our board of directors due to her extensive experience as an executive in the pharmaceutical industry.	58	August 2020

Heather Preston, M.D. has served as a member of our board of directors since March 2019. Dr. Preston has been the Managing Partner of Pivotal bioVenture Partners since July 2018, and previously she was a Firm Partner and Managing Director of TPG Biotech, a biotechnology venture capital firm, from May 2005 to July 2018. Prior to joining TPG Biotech, Dr. Preston was a medical device and biotechnology venture capital investor at JP Morgan Partners, LLC, and an Entrepreneur-in-Residence at New Enterprise Associates, a diversified venture capital firm. Before her investing career, she spent five years as a leader of the healthcare practice at Mckinsey & Co., advising large pharmaceutical and biotechnology companies on strategic issues. Dr. Preston holds a B.Sc.Hons degree in biochemistry from the University of London and an M.B.B.Chir degree in medicine from the University of Oxford. After leaving Oxford, Dr. Preston completed a post-doctoral fellowship in molecular biology at the Dana Farber Cancer Institute, Harvard University. Dr. Preston was trained in Internal Medicine at the Massachusetts General Hospital and then sub-specialized in Gastroenterology and Hepatology at U.C.S.F. She currently serves on the boards of directors of Oxford BioMedica plc (LSE: OXB), Entasis Therapeutics Holdings Inc. (NASDAQ: ETTX), Fusion Pharmaceuticals Inc. (NASDAQ: FUSN) and Akouos, Inc. (NASDAQ: AKUS), previously served on the board of directors of Alder Biopharmaceuticals Inc., Albireo Pharma, Inc. and Otonomy, Inc. and currently serves on the boards of directors of a number of private companies. Our board of directors believes that Dr. Preston is qualified to serve on our board of directors due to her experience working with and serving on the boards of directors of life sciences companies and her experience working in the venture capital industry.	55	March 2019

David Wheadon, M.D. has served as a member of our board of directors since December 2020. Dr. Wheadon served as Senior Vice President, Global Regulatory Affairs, Patient Safety and Quality Assurance for AstraZeneca Pharmaceuticals from 2014 to 2019 and as Executive Vice President, Research and Advocacy at Juvenile Diabetes Research Foundation (JDRF) from 2013 to 2014. From 2009 to 2013, Dr. Wheadon served as Senior Vice President, Scientific and Regulatory Affairs and as a member of the Management Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA). Prior to his joining PhRMA, Dr. Wheadon held senior regulatory and clinical development leader roles at Abbott Laboratories and GlaxoSmithKline plc. Dr. Wheadon began his career as a clinical research physician in neuroscience at Eli Lilly & Company. Dr. Wheadon currently serves on the board of directors of ConnectiveRx and Vaxart, Inc. (NASDAQ: VXRT), and formerly served on the board of directors of Assertio Holdings, Inc. (formerly Assertio Therapeutics, Inc.). Dr. Wheadon holds an A.B. from Harvard College and an M.D. from Johns Hopkins University School of Medicine. He completed his postgraduate training in Psychiatry at the Tufts, New England Medical Center. Our board of directors believes Dr. Wheadon is qualified to serve as a member of the Board due to his extensive experience as an executive in the pharmaceutical industry and expertise in regulatory affairs, government policy and clinical strategy.	63	December 2020

NON-CONTINUING DIRECTOR	AGE	DIRECTOR SINCE
Robert Nelsen has served as a member of our board of directors since August 2018. Mr. Nelsen co-founded ARCH Venture Partners in 1986 and currently serves as a Managing Director. Mr. Nelsen currently serves on the board of directors of Beam Therapeutics Inc. (NASDAQ: BEAM), Denali Therapeutics, Inc. (NASDAQ: DNLI), Hua Medicine, Vir Biotechnology Inc. (NASDAQ: VIR) and Revolution Healthcare Acquisition Corp. (NASDAQ: REVHU), and on the boards of a number of private companies. Mr. Nelsen previously served on the boards of Agios Pharmaceuticals Inc., Fate Therapeutics, Inc., Syros Pharmaceuticals, Inc., Sage Therapeutics, Inc., Juno Therapeutics, Inc., Bellerophon Therapeutics, Inc., Sienna Biopharmaceuticals, Inc., Gossamer Bio, Inc. and Unity Biotechnology, Inc. He previously served as a Trustee of the Fred Hutchinson Cancer Research Institute, the Institute for Systems Biology, and was a director of the National Venture Capital Association. Mr. Nelsen holds an M.B.A. from the University of Chicago and a B.S. from the University of Puget Sound with majors in Economics and Biology. Our board of directors believes that Mr. Nelsen is qualified to serve on our board of directors due to his venture capital experience in the biotechnology industry.	57	August 2018

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, as of April 19, 2021:

Name	Age	Position(s)
Executive Officers:
Steven Paul, M.D. (1)	70	Chief Executive Officer, President and Chairman
Andrew Miller, Ph.D.	39	Chief Operating Officer
Troy Ignelzi	53	Chief Financial Officer
Stephen Brannan, M.D.	64	Chief Medical Officer

(1)	Dr. Paul is also a director of the Company and his biographical information appears on page 9.

Andrew Miller, Ph.D. has served as our Chief Operating Officer since August 2018 and served as a member of our board of directors from April 2012 to March 2019. Dr. Miller was our founder and prior to serving as our Chief Operating Officer, he was our President and Chief Executive Officer from July 2016 to August 2018. From August 2008 to July 2016, Dr. Miller held several positions at PureTech Health plc, last serving as a Vice President, Venture Partner at PureTech Health plc, and in such capacity served as Chief Operating Officer of Tal Medical and acting Chief Operating Officer of Entrega, Inc. He is currently a member of the board of directors of Entrega, Inc. Dr. Miller received a B.S. in Chemical Engineering from the University of Illinois with highest honors and completed his Ph.D. in Chemical Engineering at the Massachusetts Institute of Technology.

Troy Ignelzi has served as our Chief Financial Officer since March 2019. Prior to that, Mr. Ignelzi was the Chief Financial Officer of scPharmaceuticals Inc. from March 2016 to February 2019, and provided consulting services to scPharmaceuticals Inc. in February and March 2016. Mr. Ignelzi previously served as Chief Financial Officer and as a member of the executive leadership teams at Juventas Therapeutics Inc., a privately held biotechnology company, from October 2014 to February 2016. From October 2013 to October 2014, Mr. Ignelzi served as Senior Vice President—Operations and Business Development of Pharmalex GmbH. Prior to Pharmalex, Mr. Ignelzi was Vice President—Business Development at Esperion Therapeutics, Inc., a public pharmaceutical company, from January 2009 to September 2013. Mr. Ignelzi served as Vice President, Business Development & Strategic Planning at Insys Therapeutics, Inc., a specialty pharmaceutical company, from February 2007 to February 2009. Previously, Mr. Ignelzi had served as a specialty senior sales representative at Eli Lilly from February 2002 to August 2005. Mr. Ignelzi currently serves as a member of the board of directors of Vedanta Biosciences, Inc. Mr. Ignelzi holds a B.S. in Accounting from Ferris State University.

Stephen Brannan, M.D. has served as our Chief Medical Officer since March 2017. From July 2016 to February 2017, Dr. Brannan was an independent consultant. Prior to that, he served as the Vice President Clinical Research and Medical Affairs at Forum Pharmaceuticals Inc. from August 2015 to June 2016. From May 2011 to August 2015, Dr. Brannan served as the Therapeutic Head of Neuroscience at Takeda Pharmaceutical Company. Dr. Brannan has been active in the development of multiple important central nervous system treatments including Cymbalta, Exelon Patch, Trintellix, and VNS for Treatment Resistant Depression while holding various roles at Forum, Takeda, Novartis, Cyberonics and Eli Lilly. Prior to joining the pharmaceutical industry, Dr. Brannan worked on the faculty at the University of Texas Health Science Center at San Antonio (UTHSCSA). Dr. Brannan trained in psychiatry at UTHSCSA, received his A.B. from Harvard College and holds a M.D. degree from the University of Texas Health Science Center at Dallas (Southwestern Medical School).

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

We currently have ten directors and the terms of office of the directors are divided into three classes:

•	Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2023;

•	Class II, whose term will expire at the Annual Meeting of Stockholders to be held in 2021; and

•	Class III, whose term will expire at the Annual Meeting of Stockholders to be held in 2022.

Class I consists of Laurie Olson, Heather Preston, M.D. and David Wheadon, M.D., Class II consists of Christopher Coughlin, James Healy, M.D., Ph.D., Jeffrey Jonas, M.D., and Robert Nelsen, and Class III consists of Atul Pande, M.D., Steven Paul, M.D. and Denice Torres. Mr. Nelsen has notified the Company that he will not stand for reelection to the Board when his term expires at this Annual Meeting. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third Annual Meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board Independence

Our board of directors has determined, upon the recommendation of our nominating and corporate governance committee, that each of our directors, except for Steven Paul, M.D., who serves as our President and Chief Executive Officer, and Jeffrey Jonas, M.D., who serves as the Chief Innovation Officer of Sage Therapeutics, Inc., where Dr. Paul serves as a member of the compensation committee, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, or Nasdaq, rules and the SEC. At least annually, our board of directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our board of directors will make an annual determination of whether each director is independent within the meaning of Nasdaq and SEC independence standards.

Board Meetings and Attendance

Our board of directors held six meetings during the fiscal year ended December 31, 2020. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which he or she served during the fiscal year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). The Company encourages its directors to attend the Annual Meeting of Stockholders. Each of our directors then in office attended our 2020 annual meeting of stockholders.

Board Committees

Our board of directors has established three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee, each of which is comprised solely of independent directors, and is described more fully below. Each of the audit committee, compensation committee and nominating and corporate governance committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the board of directors for approval. The charters for the audit committee, compensation committee and nominating and corporate governance committee are all available on our website at www.karunatx.com under “Investors & Media” at “Corporate Governance” and “Charters and Governance.”

Audit Committee

Our audit committee is currently composed of Christopher Coughlin, James Healy, M.D., Ph.D. and Laurie Olson, with Mr. Coughlin serving as chair of the committee. Our board of directors has determined that each member of the audit committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Our board of directors has determined that each of Mr. Coughlin and Dr. Healy is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2020, the audit committee met four times. The report of the audit committee is included in this Proxy Statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

Our compensation committee is currently composed of Atul Pande, M.D., Christopher Coughlin, Robert Nelsen and Denice Torres, with Dr. Pande serving as chair of the committee. Our board of directors has determined that each member of the compensation committee is “independent” as defined under the applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2020, the compensation committee met four times. The compensation committee’s responsibilities include:

•	annually reviewing and recommending for approval by the board the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and recommending the compensation of our Chief Executive Officer for approval by the board;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity-based awards;

•	evaluating and making recommendations to the board of directors about director compensation;

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in this proxy statement; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Historically, our compensation committee has made most of the adjustments to annual cash compensation for the executive team, determined executive bonus and equity awards, and established new performance objectives at the chief executive officer and Company levels. Additionally, our compensation committee considers matters related to the overall effectiveness of the Company’s compensation strategy, and potential modifications to that strategy in relation to market trends, plans or approaches to compensation. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, our compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the compensation committee is responsible for recommending his compensation for approval by the board. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and analyses of executive and director compensation paid at a peer group of other companies approved by our compensation committee. The compensation committee also retains Radford, part of the Rewards Solutions practice of Aon plc (“Radford”), as its external compensation consultant and considers Radford’s input on certain compensation matters as they deemed appropriate. No other fees were paid to Radford except fees related to determining or recommending compensation. The compensation committee may delegate its authority to grant certain equity awards to one or more officers of the Company, including our Chief Executive Officer, and in 2020 it has delegated such authority to Steven Paul, M.D.

Compensation Committee Interlocks and Insider Participation

Dr. Paul currently serves as a member of the board of directors and a member of the compensation committee of Sage Therapeutics, Inc. Jeffrey Jonas, one of our directors, serves as the Chief Innovation Officer. None of our other executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Laurie Olson, Atul Pande, M.D. and Heather Preston, M.D., with Dr. Preston serving as chair of the committee. Our board of directors has determined that Dr. Preston is “independent” as defined under the applicable listing standards of Nasdaq. During fiscal year ended December 31, 2020, the nominating and corporate governance committee met five times. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

Identifying and Evaluating Director Nominees

Our board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, our nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, our nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Director Qualifications and Diversity

Our nominating and corporate governance committee’s priority in selecting board members is identification of persons who will further the interests of our company through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy. They will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as director nominees for the Board and as candidates for appointment to the Board’s committees: a nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; a nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition; a nominee shall be well regarded in the community and shall have a long-term reputation for high ethical and moral standards; a nominee shall have sufficient time and availability to devote to our affairs, particularly in light of the number of boards of directors on which such nominee may serve; and, to the extent a nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

While we have no formal policy regarding board diversity, our board of directors believes that social diversity and professional diversity is key to representing the interests of stockholders effectively. In evaluating prospective director candidates, our nominating and corporate governance committee may consider, in addition to the qualifications set forth above and other criteria for board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, diversity, including but not limited to race, gender or national origin, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board. Our Board currently includes three directors who identify as women, and three directors who identify as a racial or ethnic minority.

The nominating and corporate governance committee will consider candidates recommended by stockholders. The policy adopted by the nominating and corporate governance committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

Non-Management Director Meetings

In addition to the meetings of the committees of the board of directors described above, in connection with the board of directors’ meetings, the non-management directors met five times in executive session during the fiscal year ended December 31, 2020.

Communication with the Directors of Karuna Therapeutics

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors or nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Karuna Therapeutics, Inc.

99 High Street, 26th Floor

Boston, Massachusetts 02110

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, supplier, or other interested party.

A copy of any such written communication may also be forwarded to the Company’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with the Company’s legal counsel, with independent advisors, with non-management directors, or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Leadership Structure and Risk Oversight

Our board of directors is currently chaired by our Chief Executive Officer, Dr. Paul. Our corporate governance guidelines provide that, if the Chairman of the board of directors is a member of management or does not otherwise qualify as independent, the independent directors of the board may or may not elect a lead independent director. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future, as it deems appropriate.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, including base salary, cash and equity incentive compensation levels, severance arrangements, change in control benefits and other forms of executive compensation. The compensation committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our named executive officers, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation committee’s policies and decisions with respect to the compensation of our named executive officers.

For 2020, our named executive officers were as follows:

•	Steven Paul, M.D., our Chief Executive Officer, President and Chairman;

•	Andrew Miller, Ph.D., our Chief Operating Officer;

•	Troy Ignelzi, our Chief Financial Officer; and

•	Stephen Brannan, M.D., our Chief Medical Officer.

We have only included disclosure for four executive officers because there were only four executive officers of the Company during 2020.

Executive Summary and Company Background

We are an innovative clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions. Our pipeline is built on the broad therapeutic potential of our lead product candidate, KarXT, an oral modulator of muscarinic receptors that are located both in the central nervous system, or CNS, and various peripheral tissues. KarXT is our proprietary product candidate that combines xanomeline, a novel muscarinic agonist, with trospium, an approved muscarinic antagonist, to preferentially stimulate muscarinic receptors in the CNS.

Key 2020 Achievements

Research and Development

•

Held an end of Phase 2 meeting with the U.S. Food and Drug Administration (the “FDA”) for KarXT for the treatment of acute psychosis in patients with schizophrenia, following which the FDA confirmed in its formal minutes that our completed Phase 2 trial (EMERGENT-1), along with one successful Phase 3 efficacy and safety trial, and additional safety data to meet regulatory requirements, would be acceptable to support an NDA filing

•	Initiated the first Phase 3 trial in our EMERGENT clinical program

•

Enrolled two cohorts of our Phase 1b clinical trial of KarXT evaluating the safety and tolerability of KarXT in healthy elderly volunteers in order to select the most appropriate dose for future KarXT trials to assess efficacy and safety in a DRP patient population

•	Completed manufacturing of all clinical trial materials needed to support completion of the EMERGENT clinical program

•

Completed our Phase 1b clinical trial evaluating KarXT on experimentally induced pain in healthy volunteers. Topline results of exploratory trial do not provide conclusive evidence of an analgesic benefit of KarXT and we will not move forward exploring KarXT’s potential for the treatment of pain.

Corporate

•	Operated within 10% of our approved budget while meeting product development goals

•

Entered into a multi-year drug discovery and development agreement with PGI Drug Discovery LLC (PsychoGenics), a phenotypic drug discovery platform company to identify potential novel drug candidates for the treatment of severe neuropsychiatric disorders

•	Grew headcount from 19 to 56 to support clinical and other development goals

Philosophy of our Compensation Program

The core elements of the compensation committee’s executive compensation philosophy are as follows:

•	Link pay to performance and achievement of our corporate and strategic goals;

•	Align executive officers’ interests with those of the Company and our stockholders, generally through the use of equity as a significant component of compensation;

•	Provide market competitive compensation to attract, motivate and retain qualified talent at executive levels; and

•	Design programs that we believe are simple and transparent.

Reward achievement of corporate and strategic goals (pay for performance): Our overarching mission is to create and deliver transformative medicines for people living with psychiatric and neurological conditions. We have developed a set of clearly defined corporate and strategic goals to accomplish this mission, with each goal broken down by incremental milestones to guide us towards the achievement of our overarching objectives.

The compensation committee has designed our executive compensation program to motivate our executive officers to achieve these goals by closely linking the value of the compensation they receive to our performance relative to these goals. The compensation committee intends for a significant portion of the total compensation of our executive officers to be tied to achievement of Company goals. Our executive compensation program incorporates measurable research and development, regulatory, operational and financial objectives that, in combination, are designed to help us achieve our ultimate mission, incentivize our executive officers to achieve these goals and reward executive officers for doing so, all of which, the compensation committee believes, will help build long-term stockholder value.

Align the interests of our executive officers and employees with those of our stockholders by promoting an ownership culture: Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation. The compensation committee uses equity, when appropriate, as the form for long-term incentive opportunities in order to incentivize and reward executive officers to (i) achieve multi-year strategic goals and (ii) deliver sustained long-term value to stockholders. The compensation committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Our corporate values include, “Accountability: Take pride in what you create like it’s your own, because it is.” We state clearly that we value an ownership mindset and believe that granting equity bolsters this culture among executive officers by giving them a personal stake in Karuna’s growth and success.

Align executive compensation program objectives with Karuna strategic goals: We believe that the majority of an executive’s total compensation should be variable and tied to performance of measurable financial and strategic objectives that support the Company’s business strategy. Performance measures are reviewed annually to ensure that we continue to align our pay programs with our business strategy, create sustainable value and motivate the right behaviors.

Offer competitive compensation to attract and retain talent: The biopharmaceutical and technology industries are fiercely competitive, particularly in the metropolitan Boston area, and we must compete for executive talent. To manage our business and carry out our strategy, we seek high-caliber executive officers and managers who have diverse experience, expertise, capabilities, and backgrounds. In recruiting our executive officers and determining competitive pay levels, the compensation committee references the amounts and compensation structures of executive officers in the companies in our compensation peer group and in industry surveys.

Design straightforward compensation programs and plans and administer them transparently: In order for incentive compensation to serve its purpose of motivating participants to achieve results, the participants must have a clear understanding of the goals and targets by which they will be measured, and the rewards that they will receive for various levels of achievement of those goals, including the value of those rewards. The compensation committee strives to make the incentives in our executive compensation program straightforward and the programs transparent and understandable, so that our executive officers, as well as our stockholders, know what they are working toward, and what they will receive if they succeed. The compensation committee seeks to design programs that give participants a clear line of sight to the selected metrics and sufficient control over the performance toward the goals, to motivate them effectively for achieving our business objectives and to reward them appropriately, as a means of executing our strategy.

Compensation Program Governance

We assess the effectiveness of our executive compensation program from time to time and review risk mitigation and governance matters, which include maintaining the following best practices:

What We Do

✓ Pay for Performance	The majority of total executive compensation opportunity is variable and at-risk.

✓ Independent Compensation Consultant	We have engaged an independent compensation consultant to provide information and advice for use in compensation committee decision-making.

✓ Cap Bonus Payouts and Equity Grants	Our annual incentive plan and equity awards have upper limits on the amounts of cash and equity that may be earned.

✓ Double Trigger Change-in-Control Severance	We have entered into agreements with our named executive officers that provide certain financial benefits if there is both a change in control and termination of employment (a “double trigger”). A change in control alone will not trigger severance pay.

What We Don’t Do

× No Excessive Perks	We do not provide large perquisites to executive officers.

× No Excise Tax Gross-Ups	We do not provide excise tax gross-ups on change-in-control or severance payments.

× No Hedging or Pledging of Company shares	We do not permit our executive officers and directors to pledge or hedge their shares.

× No Special Health, Welfare or Retirement Plans	Our executive officers participate in our retirement, health and welfare benefits programs on the same basis as our other employees.

× No Guaranteed Annual Bonus or Salary Increase	We do not provide our executive officers with guaranteed annual salary increases or annual or multi-year guaranteed bonuses.

Objectives of our Compensation Program

In order to achieve its executive compensation program objectives, the compensation committee utilizes the components of compensation set forth below. The compensation committee regularly reviews all components of the program in order to verify that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy.

Element	Description	Additional Detail

Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance and positioning relative to competitive market.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent, stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement of certain annual performance objectives that are pre-determined.

Research and development, regulatory, operational and financial-based milestone objectives

Annual cash incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on the degree of achievement of performance milestones.

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Stock Options: Right to purchase shares at a price equal to the closing price of our common stock on the grant date. Stock options only have value if our stock price appreciates.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Compensation Program Governance

Role of the Compensation Committee

The compensation committee is responsible for establishing our compensation philosophy and objectives; determining the structure, components and other elements of our compensation program; and reviewing and approving the compensation of the named executive officers, other than the chief executive officer. The compensation committee is responsible for recommending for approval by the board the compensation of our chief executive officer.

To verify the alignment of the program with our business strategy and with the items that we believe drive the creation of stockholder value, the compensation committee reviews the elements of our executive compensation program throughout the year, and determines whether it would be appropriate to make any changes to program components.

Our board of directors and its compensation committee annually review the compensation for each of our executive officers in relation to our peers (see “Compensation Peer Groups and Peer Selection Process” section below). In setting executive cash compensation (base salaries and incentive cash bonuses) and granting equity incentive awards, the compensation committee and the board of directors consider compensation for comparable positions in the market; the qualifications, experience and historical compensation levels of our executives; each officer’s individual performance as compared to our expectations and objectives; our desire to motivate the executive to achieve short- and long-term results that are in the best interests of our stockholders; and the desire and need to ensure the executive’s long-term commitment to our Company. The compensation committee and the board of directors generally target compensation for each executive officer to be competitive with the compensation provided by our peers for the same or a similar position. They use independent third-party benchmark analytics to inform compensation decisions on each executive, including the mix of base salary, bonus and long-term incentives.

Our board of directors or our compensation committee has historically determined the compensation of each of our executives. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. Based on those discussions and its discretion, taking into account the factors noted above as well as considerations specific to each executive officer (including, but not limited to, each executive officers’ experience, education, and responsibilities), the compensation committee then approves, or recommends to the board of directors for approval, the compensation for each executive officer. Compensation determinations for our executive officers are made without members of management present.

Role of the Compensation Consultant

In connection with fulfilling its duties, the compensation committee recognizes that there is value in procuring independent, objective expertise and counsel, and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities and duties.

We develop our compensation programs after reviewing publicly available compensation data and subscription survey data for our peer group, provided by Radford. Our compensation committee engaged Radford as its independent compensation consultant to advise on executive compensation matters for 2020 including: overall compensation program design, peer group development and updates, and director and executive compensation benchmarking. The board of directors and the compensation committee considers Radford’s data, analysis and recommendations on certain compensation matters as they deem appropriate. Radford reports directly to our compensation committee. Our compensation committee has assessed the independence of Radford consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Compensation Peer Groups and Peer Selection Process

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Radford, establishes a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2020 compensation decisions, referred to as our 2020 peer group, was approved by our compensation committee in December 2019 and was comprised of the following companies:

Acadia Pharmaceuticals Inc.	Denali Therapeutics Inc.	Pfenex Inc.

Alector, Inc.	Homology Medicines, Inc.	Ra Pharmaceuticals Inc.

Apellis Pharmaceuticals, Inc.	Intra-Cellular Therapies, Inc.	Rhythm Pharmaceuticals, Inc.

Audentes Therapeutics, Inc.	KalVista Pharmaceuticals, Inc.	Sage Therapeutics, Inc.

Axsome Therapeutics, Inc.	Minerva Neurosciences, Inc.	Voyager Therapeutics, Inc.

Biohaven Pharmaceutical Holding Company Ltd.	Mirati Therapeutics, Inc.

We believe that the compensation practices of our 2020 peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers during 2020. Notwithstanding the similarities of the 2020 peer group to Karuna, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, or with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions.

Our compensation committee may consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established corporate goals, in determining variations to this general target range.

Role of the Chief Executive Officer

To set the target total direct compensation of each of our named executive officers other than our chief executive officer, the compensation committee works with our chief executive officer. As part of this process, our chief executive officer evaluates each named executive officer, determines his recommendations about the target compensation of each named executive officer, and delivers his evaluations and compensation recommendations to the compensation committee.

Compensation Program Components

Annual Base Salary

We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Prior to making its decision, our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. For 2020, we targeted the 50th percentile of our 2020 peer group for base salaries. As shown in the table below, the annual base salary of each of our named executive officers was increased in 2020 in order to move the amounts more closely into alignment with the market medians.

The table below presents the base salaries for each of our named executive officers for the years 2019 and 2020, as approved by the board of directors and compensation committee, as applicable. For 2019, the salaries listed were effective upon closing of our initial public offering on July 2, 2019. The 2020 base salaries became effective on January 1, 2020.

Named Executive Officer	2019 Annualized Base Salary(1)	January 2020 Increase %	2020 Annualized Base Salary

Steven Paul, M.D.	$500,000	15%	$575,000

Andrew Miller, Ph.D.	$400,000	10%	$440,000

Troy Ignelzi (2)	$400,000	5%	$420,000

Stephen Brannan, M.D.	$400,000	10%	$440,000

(1)

From January 1, 2019 until the closing of our initial public offering on July 2, 2019, Steven Paul, M.D., Andrew Miller, Ph.D., Troy Ignelzi and Stephen Brannan, M.D. had their base salaries set at annual rates of $475,000, $375,000, $400,000 and $375,000, respectively.

(2)	Mr. Ignelzi commenced employment with us in March 2019.

Annual Cash Incentive Bonuses

Our annual bonus program is intended to reward our named executive officers for meeting individual and/or corporate performance goals for a fiscal year. For 2020, we targeted the 50th percentile of our 2020 peer group for annual cash incentive award opportunities. In February 2020, our compensation committee approved the annual performance-based cash incentive program for 2020.

The table below shows the target award under the annual performance-based cash incentive program as a percentage of each named executive officer’s annual base salary in 2020, the target cash award opportunity in dollars for 2020 and the actual cash bonus payments to our named executive officers for 2020 performance, which were paid in March 2021, as well as the actual bonus payment as a percentage of the target award opportunity. The details regarding the determination of these cash bonus awards are discussed below.

Named Executive Officer	2020 Target Cash Incentive Award (% of BaseFI Salary)	2020 Target Cash Incentive Award Opportunity ($)	2020 Actual Cash Incentive Award Payment (% of 2020 Target Cash Incentive Award Opportunity)	2020 Cash Incentive Award Payment ($)

Steven Paul, M.D.	50%	287,500	100%	287,500

Andrew Miller, Ph.D.	45%	198,000	100%	198,000

Troy Ignelzi	40%	168,000	100%	168,000

Stephen Brannan, M.D.	40%	176,000	100%	176,000

Our compensation committee established the following corporate objectives to assess our corporate performance in 2020. In February 2021, the compensation committee reviewed our achievements against these corporate goals to arrive at a corporate funding factor of 100%.

Goal/Assessment		Timing	Weighting	Achievement

Clinical Development:	Conduct End of Phase 2 meeting on psychosis in schizophrenia	Q2	20%	100%

	Initiate first Phase 3 trial in EMERGENT program	Q4	20%	100%

	Topline results of Phase 1b healthy elderly volunteer study	Q4	15%	66.7%

	Topline results of Phase 1b trial of KarXT in pain	Q2/Q3	5%	100%

	Stretch goal: Maintain controllable timelines despite impact of COVID-19	Q4	5%	100%

Other Development:	Advance KarXT drug product manufacturing for commercial readiness	Q4	15%	100%

	Initiate IND-enabling preclinical studies for next generation formulations	Q4	10%	100%

	Identify preliminary lead series in discovery program	Q4	5%	0%

Corporate:	Grow organization to support development goals	Q4	5%	100%

	Operate within 10% of approved budget while meeting product development goals	Q4	5%	100%

	Stretch goal: Execute licensing deal	Q4	10%	50%

Long-Term Incentives; Equity-based Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, we believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incents our named executive officers to remain in our employment during the vesting period. Our board of directors intends to periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options.

The compensation committee typically approves long-term incentive grants for named executive officers at the start of their employment, and annually thereafter in connection with the annual performance review. Additionally, the compensation committee may periodically, on a limited and judicious basis, grant additional equity awards based on individual role, performance and contribution, as well as competitive market data and information.

None of our named executive officers are currently party to an employment agreement that provides for an automatic award of stock options. In 2020, we granted equity awards to our named executive officers with time-based vesting. The number of shares subject to these equity awards was determined by reviewing the equity grants made to the executive officers of our 2020 peer group, both evaluating the black-scholes option fair value of the grants as well as the value such awards represented compared to the value of the company overall. For 2020, we targeted the 75th percentile of our 2020 peer group with respect to annual equity incentive awards. The time-based vesting schedules were consistent with our previous time-based vesting awards.

The stock options that we grant to our named executive officers typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 1/12th of the shares underlying the option quarterly thereafter. The exercise price of all stock options equals the closing price of our common stock as reported on the Nasdaq Global Select Market on the grant date.

The following table sets forth the number of shares of common stock issuable upon exercise of time-based stock options granted to our named executive officers in 2020:

Named Executive Officer	Grant Date	Option Award Shares (# Shares)

Steven Paul, M.D.	2/14/2020	140,000

Andrew Miller, Ph.D.	2/14/2020	70,000

Troy Ignelzi	2/14/2020	55,000

Stephen Brannan, M.D.	2/14/2020	50,000

401(k) Plan

We administer a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) plan. We contribute to each employee’s 401(k) account, in the first quarter of each year, 3% of his or her eligible earnings from the prior year.

Health and Welfare Benefits

All of our full-time employees, including our executive officers, are eligible to participate in certain medical, disability and life insurance benefit programs as offered by us. We pay the full premiums for dental, vision, term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Severance and Change of Control Benefits

Each named executive officer is also eligible for severance benefits in specified circumstances, as set forth in each such officer’s employment agreement. Under the terms of these agreements, upon execution and effectiveness of a severance agreement and release of claims, each named executive officer will be entitled to severance payments if, within 12 months following a change in control, we:

•	terminate his employment without cause; or

•	he terminates employment with us for good reason.

We provide these severance arrangements because we believe that, in a competitive market for talent, severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows and incentivizes executives to maintain their focus on our business during a period when they otherwise might be distracted. Please refer to “ — Employment arrangements with our named executive officers” below for a more detailed discussion of severance benefits for our named executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. Subject to certain transition rules which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017, and which are not subsequently modified in any material respect, for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible unless it qualifies for the transition relief described above.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond the compensation committee’s control also affect the deductibility of compensation. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible. The compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation risk assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

This Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Committee:

Atul Pande, M.D.

Chris Coughlin

Robert Nelsen

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by and paid during the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Compensation ($)		All Other Compensation ($)(2)		Total ($)

Steven Paul, M.D.(3)	2020	575,000	—		8,031,191	287,500	(4)	8,550		8,902,241

Chief Executive Officer, President and Chairman	2019	495,248	—		6,676,928	390,000	(4)	8,400		7,570,576

	2018	204,567	—		3,234,974	102,284	(4)	6,137		3,547,962

Andrew Miller, Ph.D.	2020	440,000	—		4,015,596	198,000	(4)	8,550		4,662,146

Chief Operating Officer	2019	392,392	—		1,582,719	348,024	(5)	8,400		2,331,535

	2018	262,485	—		370,725	191,870	(5)	8,250		833,330

Troy Ignelzi (6)	2020	420,000	—		3,155,111	168,000	(4)	8,550		3,751,661

Chief Financial Officer	2019	333,333	3,000	(7)	1,311,104	213,333	(4)	113,413	(8)	1,974,183

Stephen Brannan, M.D.	2020	440,000	—		2,868,283	176,000	(4)	8,550		3,492,833

Chief Medical Officer	2019	394,082	—		409,964	217,025	(4)	8,400		1,029,471

	2018	316,510	—		229,198	94,953	(4)	8,250		648,911

(1)

The amounts reported represent the aggregate grant date fair value of the stock options granted to such named executive officers during 2020, 2019 and 2018 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.

(2)	Amounts reported reflect our matching contributions to 401(k) plans.
(3)	Dr. Paul also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.
(4)	Amounts reported reflect the annual cash incentive bonus paid based upon achievement of certain corporate performance objectives described below under “Annual Cash Incentive Bonus.”
(5)

The amounts reported reflect the annual cash incentive bonus paid based upon achievement of certain corporate performance objectives described below under “Annual Cash Incentive Bonus, as well as a bonus of $100,000 in connection with the closing of our Series B financing and a bonus of $100,000 in connection with the closing of our Series A financing in 2019 and 2018, respectively.

(6)	Mr. Ignelzi commenced employment with us in 2019 and, accordingly, his base salary and non-equity incentive compensation amounts have been prorated to reflect his partial year of service.
(7)	Represents a one-time referral bonus.
(8)	The amount reported includes $55,013 in commuting expenses reimbursed by the Company, a relocation bonus of $50,000 and $8,400 of matching contributions to our 401(k) plan.

Grant of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2020 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

Name and Principal Position	Date of Grant	Estimated Future Payouts Under Non- Equity Incentive Plan Awards: Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Steven Paul, M.D.	2/3/2020	287,500

	2/14/2020		140,000	99.72	8,031,191

Andrew Miller, Ph.D.	2/3/2020	198,000

	2/14/2020		70,000	99.72	4,015,596

Troy Ignelzi	2/3/2020	168,000

	2/14/2020		55,000	99.72	3,155,111

Stephen Brannan, M.D.	2/3/2020	176,000

	2/14/2020		50,000	99.72	2,868,283

(1)

Represents the target amount of each executive’s cash payments under our 2020 annual performance-based cash incentive program as established as described in “Compensation Discussion and Analysis” above. Actual payments made for 2020 are provided in the “Summary Compensation Table.” As there are no threshold or maximum amounts with respect to these performance-based cash payments, the columns “Threshold ($)” and “Maximum ($)” are inapplicable and therefore have been omitted from this table.

(2)	Options awarded with time-based vesting criteria established by the compensation committee and described in Compensation Discussion and Analysis above.
(3)	The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the grant date.
(4)

These amounts represent the aggregate grant date fair value of awards granted to our named executive officers in 2020, computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.

Equity Compensation

Outstanding equity awards at December 31, 2020

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2020.

	Option Awards
Name	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date

Steven Paul, M.D.	2/28/2018	59,691	(1)	11,937	7.04	4/29/2028

	3/15/2019	64,466	(2)	—	7.04	4/29/2028

	6/15/2018	784,555	(3)	—	7.27	8/8/2028

	3/15/2019	449,463	(4)	—	9.20	3/20/2029

	3/15/2019	87,494	(4)	—	9.20	3/28/2029

	3/15/2019	15,205	(4)	—	9.20	4/7/2029

	6/15/2019	616,703	(5)	—	16.00	6/26/2029

	6/15/2019	71,121	(5)	—	20.02	6/27/2029

	2/14/2020	—	(6)	140,000	99.72	2/13/2030

Andrew Miller, Ph.D.	7/18/2016	97,417	(7)	—	2.92	10/11/2026

	8/15/2018	9,258	(8)	7,142	7.27	8/8/2028

	3/21/2019	212,263	(8)	109,657	9.20	3/20/2029

	2/14/2020	—	(6)	70,000	99.72	2/13/2030

Troy Ignelzi	3/1/2019	48,804	(9)	171,121	9.20	3/21/2029

	3/1/2019	6,275	(10)	6,004	9.20	3/28/2029

	3/1/2019	1,462	(10)	1,043	9.20	4/7/2029

	2/14/2020	—	(6)	55,000	99.72	2/13/2030

Stephen Brannan, M.D.	3/1/2017	47,669	(9)	11,160	5.45	6/1/2027

	8/8/2018	16,339	(11)	31,794	7.27	8/8/2028

	3/21/2019	18,632	(11)	56,813	9.20	3/20/2029

	2/14/2020	—	(6)	50,000	99.72	2/13/2030

(1)	This option vests as to 1/6th of the shares underlying the option award on each six month anniversary following the vesting commencement date.
(2)	This option vested in full upon the closing of our Series B financing in March 2019.

(3)

This option vested as to 1/30th of the shares underlying the option award on each one month anniversary of June 15, 2018. An additional 274,594 shares vested upon closing of our Series B financing in March 2019, and an additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.

(4)

This option vested as to 65% of the shares on the vesting commencement date, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary thereafter. An additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.

(5)	This option vested as to 87.5% of the shares on the vesting commencement date, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary thereafter.
(6)	This option vests as to 25% of the shares on the vesting commencement date, with additional vesting as to 6.25% of the shares underlying the option award on each three month anniversary thereafter.
(7)	This option vested as to 1/16th of the shares underlying the option award on the vesting commencement date and as to an additional 1/16th of the shares on each three month anniversary thereafter.
(8)	This option vests as to 1/30th of the shares underlying the option award on each one month anniversary of the vesting commencement date.
(9)

This option vests as to 25% of the shares on the first anniversary of the vesting commencement date, with additional vesting as to 12.5% of the shares underlying the option award on each six month period thereafter.

(10)	This option vests as to 1/36th of the shares underlying the option award on each one month anniversary thereafter.
(11)

This option vests as to 25% of the shares on the vesting commencement date, with additional vesting as to 12.5% of the shares underlying the option award on each six month anniversary following the vesting commencement date.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and stock vested for each of our named executive officers during the fiscal year ended December 31, 2020:

	Option Awards
Name	Number of shares acquired on Exercise (#)	Value realized on exercise ($)(1)

Steven Paul, M.D.	292,207	31,017,773

Andrew Miller, Ph.D.	215,500	17,742,150

Troy Ignelzi	56,000	4,785,420

Stephen Brannan, M.D.	61,368	4,941,586

(1)

Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the option and the closing price of our common stock on the Nasdaq Global Select Market at each time of exercise.

Employment arrangements with our named executive officers

We have entered into employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Except as noted below, these employment agreements provide for “at will” employment.

Employment Agreement with Steven Paul, M.D.

Under the amended and restated employment agreement with Steven Paul, M.D., Dr. Paul’s base salary was initially set at $500,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 50% of his base salary. Dr. Paul is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Paul’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Paul resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, payable in substantially equal installments over 12 months following his termination, (ii) his pro-rated target bonus, (iii) acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Paul that would have vested in the 12 months following his termination, and (iv) if Dr. Paul elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of his COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Paul’s employment is terminated by us without cause or Dr. Paul resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 18 months of his base salary plus his target bonus for the year, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Paul on the termination date, and (iii) if Dr. Paul elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 18 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Paul’s COBRA health continuation period.

The payments and benefits provided to Dr. Paul under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Paul in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Paul has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Paul’s employment and for 12 months thereafter.

Employment Agreement with Andrew Miller, Ph.D.

Under the amended and restated employment agreement with Andrew Miller, Ph.D., Dr. Miller’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 40% of his base salary. Dr. Miller is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Miller’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Miller resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Dr. Miller elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Miller’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Miller’s employment is terminated by us without cause or Dr. Miller resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Miller on the termination date, and (iii) if Dr. Miller elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Miller’s COBRA health continuation period.

The payments and benefits provided to Dr. Miller under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Miller in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Miller has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Miller’s employment and for 12 months thereafter.

Employment Agreement with Troy Ignelzi

Under the amended and restated employment agreement with Troy Ignelzi, Mr. Ignelzi’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 40% of his base salary. Mr. Ignelzi is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Mr. Ignelzi’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Ignelzi resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Mr. Ignelzi elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Mr. Ignelzi’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Ignelzi’s employment is terminated by us without cause or Mr. Ignelzi resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Mr. Ignelzi on the termination date, and (iii) if Mr. Ignelzi elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Mr. Ignelzi’s COBRA health continuation period.

The payments and benefits provided to Mr. Ignelzi under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Ignelzi in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Mr. Ignelzi has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Ignelzi’s employment and for 12 months thereafter.

Employment Agreement with Stephen Brannan, M.D.

Under the amended and restated employment agreement with Stephen Brannan, Dr. Brannan’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 35% of his base salary. Dr. Brannan is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Brannan’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Brannan resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Dr. Brannan elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Brannan’s COBRA health continuation period. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Brannan’s employment is terminated by us without cause or Dr. Brannan resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Brannan on the termination date, and (iii) if Dr. Brannan elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Brannan’s COBRA health continuation period.

The payments and benefits provided to Dr. Brannan under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Brannan in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Brannan has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Brannan’s employment and for 12 months thereafter.

Director Compensation

The following table sets forth the compensation we paid to our non-employee directors during the year ended December 31, 2020. Steven Paul, M.D., our Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Paul as an employee during the year ended December 31, 2020 is presented in “Summary Compensation Table” above.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)

Christopher J. Coughlin (2)	37,500	1,178,983	(3)	—	1,216,483

Edmund Harrigan, M.D. (4)	50,625	650,633	(5)	—	701,258

James Healy, M.D., Ph.D.	44,375	650,633	(6)	—	695,008

Jeffrey Jonas, M.D.	40,875	650,633	(7)	—	691,508

Robert Nelsen	40,000	650,633	(8)	—	690,633

Laurie Olson (9)	19,500	1,122,514	(10)	—	1,142,014

Atul Pande, M.D.	42,000	650,633	(11)	—	692,633

Heather Preston, M.D.	44,875	650,633	(12)	—	695,508

Denice Torres(13)	—	1,394,874	(14)	—	1,394,874

David Wheadon, M.D.(15)	8,750	1,263,815	(16)	—	1,272,565

(1)

The amounts reported represent the aggregate grant date fair value of stock options granted during 2020 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our equity awards. Each director, with the exception of Mr. Coughlin, Ms. Olson, Ms. Torres and Dr. Wheadon, was awarded an annual award in the form of a stock option to purchase 12,500 shares of common stock, which had an estimated grant date fair value of $52.05 per share. Mr. Coughlin, Ms. Olson, Ms. Torres and Dr. Wheadon each received an initial award in the form of a stock option to purchase 25,000 shares of common stock, with estimated grant date fair values of $47.16 per share, $44.90 per share, $55.79 per share and $50.55 per share, respectively.

(2)	Mr. Coughlin was elected to our board of directors on April 24, 2020.
(3)	As of December 31, 2020, Mr. Coughlin held options to purchase an aggregate of 25,000 shares of our common stock, 5,556 shares of which were vested on such date.
(4)	Dr. Harrigan resigned from our board of directors effective as of December 3, 2020.
(5)	As of December 31, 2020, Dr. Harrigan held options to purchase an aggregate of 64,464 shares of our common stock, 47,500 shares of which were vested on such date.
(6)	As of December 31, 2020, Dr. Healy held options to purchase an aggregate of 45,000 shares of our common stock, 32,500 shares of which were vested on such date.

(7)	As of December 31, 2020, Dr. Jonas held options to purchase an aggregate of 90,072 shares of our common stock, 46,911 shares of which were vested on such date.
(8)	As of December 31, 2020, Mr. Nelsen held options to purchase an aggregate of 28,750 shares of our common stock, 16,250 shares of which were vested on such date.
(9)	Ms. Olson was elected to our board of directors on August 11, 2020.
(10)	As of December 31, 2020, Ms. Olson held options to purchase an aggregate of 25,000 shares of our common stock, 2,778 shares of which were vested on such date.
(11)	As of December 31, 2020, Dr. Pande held options to purchase an aggregate of 45,000 shares of our common stock, 32,500 shares of which were vested on such date.
(12)	As of December 31, 2020, Dr. Preston held options to purchase an aggregate of 28,750 shares of our common stock, 16,250 shares of which were vested on such date.
(13)	Ms. Torres was elected to our board of directors on December 21, 2020.
(14)	As of December 31, 2020, Ms. Torres held options to purchase an aggregate of 25,000 shares of our common stock, none of which were vested on such date.
(15)	Dr. Wheadon was elected to our board of directors on December 3, 2020.
(16)	As of December 31, 2020, Dr. Wheadon held options to purchase an aggregate of 25,000 shares of our common stock, none of which were vested on such date.

In connection with our initial public offering in July 2019, our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy as amended, all non-employee directors are paid cash compensation from and after the completion of our initial public offering, as set forth below:

Annual Retainer

Board of Directors:

All non-employee members	$35,000

Audit Committee:

Chairman	$15,000

Non-Chairman members	$7,500

Compensation Committee:

Chairman	$10,000

Non-Chairman members	$5,000

Nominating and Corporate Governance Committee:

Chairman	$8,000

Non-Chairman members	$4,000

Under the policy, upon initial election or appointment to the board of directors, new non-employee directors receive a one-time stock option grant to purchase 25,000 shares of our common stock, which vests in equal monthly installments over three years. In each subsequent year of a non-employee director’s tenure, the director will receive an annual equity grant of options to purchase 12,500 shares of our common stock, which vests in full upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders. If either an initial equity award or an annual equity award is in the form of a nonqualified stock option, then the exercise price will equal the fair market value of our common stock, as measured by reference to market quotations on Nasdaq, as of the grant date. Vesting of any equity award will cease if a director resigns from our board of directors or otherwise ceases to serve as a director, unless the board of directors determines that circumstances warrant continuation of vesting.

In addition, each non-employee director is paid an annual retainer of $35,000 for their services. Non-employee directors serving on committees of our board of directors are entitled to an additional annual payment, as set forth in the table above. Such cash retainers are paid quarterly, and may be pro-rated based on the number of actual days served by the director during such calendar quarter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the amount of common stock of the Company beneficially owned, directly or indirectly, as of April 19, 2021, by (i) each current director of the Company, (ii) each named executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of common stock of the Company, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. As of April 19, 2021, the Company had 29,457,896 shares of common stock outstanding. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days after April 19, 2021 are considered to be outstanding for purposes of computing the percentage ownership of the persons holding these options but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is c/o Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% Stockholders

Fidelity Management & Research (1)	4,664,106	15.8%

ARCH Ventures (2)	2,912,872	9.9%

PureTech Health LLC (3)	2,406,564	8.2%

Sofinnova Investments (4)	1,952,441	6.6%

Directors and Named Executive Officers

Steven Paul, M.D. (5)	2,310,870	7.3%

Andrew Miller, Ph.D. (6)	434,376	1.5%

Troy Ignelzi (7)	105,772	*

Stephen Brannan, M.D. (8)	143,737	*

Christopher J. Coughlin (9)	9,028	*

James Healy, M.D., Ph.D. (10)	1,997,441	6.8%

Jeffrey Jonas, M.D. (11)	67,077	*

Robert Nelsen (12)	28,750	*

Laurie Olson (13)	6,945	*

Atul Pande, M.D. (14)	37,500	*

Heather Preston, M.D. (15)	35,122	*

Denice Torres (16)	3,473	*

David Wheadon, M.D. (17)	4,167	*

All executive officers and directors as a group (13 persons) (18)	5,184,258	15.9%

*	Represents holdings of less than 1%.
(1)	The address of Fidelity Management & Research is 245 Summer Street, Boston, MA 02210.
(2)	The address of ARCH Ventures is 8755 W. Higgins Road, Suite 1025, Chicago, IL 60631.
(3)

Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Dr. Bharat Chowrira, Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Ms. Kiran Mazumdar-Shaw, Dame Marjorie Scardino, Dr. Bennett Shapiro, Mr. Christopher Viehbacher and Ms. Daphne Zohar. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 6 Tide Street, Boston, MA 02210.

(4)

All shares held by Sofinnova Venture Partners X, L.P. (“SVP X”). Sofinnova Management X, L.L.C. (“SM X”), the general partner of SVP X, may be deemed to have sole voting power, and Dr. Michael F. Powell, Dr. James I. Healy, and Dr. Anand Mehra, the managing members of SM X, may be deemed to have shared power to vote these shares. Such individuals disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Sofinnova Investments is 3000 Sand Hill Road, Building 4, Suite 250 Menlo Park, CA 94025.

(5)

Consists of (a) 106,485 shares of common stock held by Dr. Paul, and (b) 2,204,385 shares of common stock issuable upon the exercise of options held by Dr. Paul exercisable within 60 days after April 19, 2021.

(6)	Consists of (a) 45,500 shares of common stock held by Dr. Miller, and (b) 378,876 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(7)	Consists of (a) 13,000 shares of common stock held by Mr. Ignelzi, and (b) 92,772 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(8)	Consists of (a) 15,000 shares of common stock held by Dr. Brannan, and (b) 128,737 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(9)	Consists of 9,028 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(10)

Consists of (a) 45,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021 and (b) the shares set forth in footnote (4) above. Dr. Healy is a managing partner of SM X and a member of our board of directors.

(11)	Consists of 67,077 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(12)	Consists of 28,750 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(13)	Consists of 6,945 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(14)	Consists of 37,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(15)	Consists of (a) 6,372 shares of common stock and (b) 28,750 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(16)	Consists of 3,473 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(17)	Consists of 4,167 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 19, 2021.
(18)	Consists of (a) 2,138,798 shares of common stock and (b) options to purchase 3,045,460 shares of common stock that are exercisable within 60 days of April 19, 2021.

Equity compensation plan information

The following table presents aggregate summary information as of December 31, 2020, regarding the common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans:

	Column (A)	Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)

Equity Compensation Plans Approved by Stockholders (1)	4,612,790	$28.63	1,408,586	(2)

Equity Compensation Plans Not Approved by Stockholders	—	$—	—

Total	4,612,790	$28.63	1,408,586	(3)

(1)	These plans consist of our 2009 Stock Incentive Plan, or 2009 Plan, 2019 Stock Option and Incentive Plan, or 2019 Plan, and 2019 Employee Stock Purchase Plan, or ESPP.
(2)

As of December 31, 2020, (i) 934,730 shares remained available for future issuance under our 2019 Plan and (ii) 473,856 shares remained available for future issuance under our ESPP. No shares remained available for future issuance under the 2009 Plan as of December 31, 2020. Our 2019 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2019 Plan to be added on the first day of each fiscal year, starting with fiscal year 2020, in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors. Our ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the ESPP to be added on the first day of each fiscal year, starting in fiscal year 2020, in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors.

(3)

This amount excludes 1,079,538 shares of common stock that became issuable under the 2019 Plan on January 1, 2021 and 269,884 shares of common stock that became issuable under the ESPP on January 1, 2021, in each case pursuant to the evergreen provisions of the 2019 Plan and ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, since January 1, 2020, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are a party to an amended and restated investors’ rights agreement, dated as of March 15, 2019, with holders of our preferred stock, including some of our 5% stockholders and entities affiliated with our directors. Such holders consisted of entities affiliated with PureTech Health, ARCH Ventures, Wellcome Trust and Sofinnova Investments, each either a current or former 5% stockholder. Each of ARCH Ventures and Sofinnova Investments has representatives on our board of directors, although the representative of ARCH Ventures, Bob Nelsen, has notified the Company that he will not stand for reelection to the Board when his term expires at the 2021 Annual Meeting. The representatives designated by PureTech Health each resigned from the board in 2019. The investor rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Executive Officer and Director Compensation

See the section entitled “Executive Compensation” for information regarding compensation of our executive officers and directors.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our board of directors, to the maximum extent allowed under Delaware law.

Policies and Procedures for Related Person Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, each a related party. Prior to our initial public offering, the material facts as to the related party’s relationship or interest in the transaction were disclosed to our board of directors prior to their consideration of such transaction, and the transaction was not considered approved by our board of directors unless a majority of the directors who were not interested in the transaction approved the transaction. Further, when stockholders were entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction were disclosed to the stockholders, who were asked to approve the transaction in good faith.

In connection with our initial public offering we adopted a written related party transactions policy that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the board of directors (the “Board”) of Karuna Therapeutics, Inc. (the “Company”). The Audit Committee currently consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”). Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated each Dr. Healy and Mr. Coughlin as “audit committee financial experts,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

Company management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended December 31, 2020 and met with management, as well as with representatives of KPMG LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of KPMG LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with members of KPMG LLP their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020 be included in its Annual Report on Form 10-K for the year ended 2020.

The information contained in this Audit Committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Respectfully submitted by the
Audit Committee,

Christopher Coughlin James Healy, M.D., Ph.D.
Laurie Olson

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, has been selected by the audit committee as auditors for the Company for the fiscal year ending December 31, 2021. KPMG LLP has served as the independent registered public accounting firm for the Company since 2016. A representative of KPMG LLP is expected to virtually attend the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. The selection of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter. Abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain KPMG LLP, but still may retain this firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by KPMG LLP for the fiscal years ended December 31, 2020 and 2019.

Fee Category	Year ended December 31, 2020	Year ended December 31, 2019

Audit Fees (1)	$836,907	$786,415

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees (2)	—	—

Total	$836,907	$786,415

(1)

“Audit Fees” consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, our initial public offering which closed in July 2019, our follow-on offering which closed in November 2019, the filing of our Form S-3 Registration Statement and the accompanying prospectus filed with the S-3 Registration Statement to provide for “at the market” offerings under the Registration Statement in July 2020, Section 404 attestation services, and other professional services provided in connection with regulatory filings.

(2)	“All other fees” consist of non-audit fees paid to KPMG LLP for access to its proprietary accounting disclosure checklist.

Pre-Approval Policies and Procedures

The Company’s audit committee has adopted procedures requiring the pre-approval of all non-audit services performed by the Company’s independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

Voting Requirement to Approve Proposal

For Proposal 2, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2 ON YOUR PROXY CARD)

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on our website at www.karunatx.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

STOCKHOLDER PROPOSALS

Stockholder Recommendations for Director Nominations

Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our corporate secretary at Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 28, 2021. Such proposals must be delivered to our corporate secretary at Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at www.karunatx.com under the “Investors & Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 27, 2021. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or by way of the SEC’s website, http://www.sec.gov.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC. Requests for such copies should be addressed to:

Karuna Therapeutics , Inc.

99 High Street, 26th Floor

Boston, Massachusetts 02110

(857) 449-2244

Attention: Troy Ignelzi, Secretary

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. This request may be submitted by contacting Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110, (857) 449-2244, Attention: Troy Ignelzi, Secretary. The Company will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact our Secretary using the above contact information if he or she would like to receive separate proxy statements, notice of internet availability and annual reports in the future. If you are receiving multiple copies of our annual reports, notice of internet availability and proxy statements, you may request householding in the future by contacting our Secretary.

OTHER BUSINESS

The board of directors knows of no business to be brought before the 2021 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2021 Annual Meeting unless they receive instructions from you with respect to such matter.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/KRTX2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. KARUNA THERAPEUTICS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D52101-P51912 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY KARUNA THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following:
Vote on Directors 1. Election of Directors Nominees: 1a. Christopher Coughlin 1b. James Healy, M.D., Ph.D. 1c. Jeffrey Jonas, M.D. Vote on Proposal For Withhold The Board of Directors recommends you vote FOR the following proposal: 2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. D52102-P51912 KARUNA THERAPEUTICS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS VIRTUAL ANNUAL MEETING OF STOCKHOLDERS June 16, 2021 at 2:00 pm The stockholder(s) hereby appoint(s) Steven Paul, M.D., Andrew Miller, Ph.D., and Troy Ignelzi, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Karuna Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held online at 2:00 pm, Eastern Time on June 16, 2021, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE